UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 24, 2007
APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

OHIO	1-2299	34-0117420

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Applied Plaza, Cleveland, Ohio 44115
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (216) 426-4000.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Applied Industrial Technologies, Inc. (“Applied”) announced on January 24, 2007, that Bill L. Purser, Applied’s President & Chief Operating Officer, age 63, has chosen to retire effective December 31, 2007.
     As a result of a succession planning process, Applied’s Board of Directors, on January 24, 2007, elected Benjamin J. Mondics, age 48, to the position of Executive Vice President & Chief Operating Officer, an executive officer position, effective February 1, 2007. Mr. Mondics will report to David L. Pugh, Applied’s Chairman & Chief Executive Officer, and will succeed Mr. Purser as President upon his retirement at the end of 2007. Mr. Mondics has served as Applied’s Vice President-Midwest Area since 2000.
     The Executive Organization & Compensation Committee of Applied’s Board of Directors designated Mr. Mondics as a participant in Applied’s 2007 Management Incentive Plan (annual incentive plan) and Supplemental Executive Retirement Benefits Plan effective as of February 1, 2007. In addition, Mr. Mondics has been provided a Change in Control Agreement and a Director and Officer Indemnification Agreement (each in the form provided to Applied’s other executive officers), effective that same date. Mr. Mondics will also participate in the other benefit programs generally made available to executive officers, including various insurance programs.
     A copy of Applied’s January 24, 2007 press release announcing the election of Mr. Mondics and planned retirement of Mr. Purser is attached hereto as Exhibit 99 and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.
     99   Press release of Applied Industrial Technologies, Inc. dated January 24, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. (Registrant)

By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President-General Counsel & Secretary
Date: January 26, 2007

EXHIBIT INDEX

Exhibit No.	Description

99	Press release of Applied Industrial Technologies, Inc. dated January 24, 2007.